UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 28, 2014

Endeavour International Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-32212	88-0448389
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

811 Main Street, Suite 2100, Houston, Texas		77002
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(713) 307-8700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Top of the Form

Item 1.01 Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On February 28, 2014, Endeavour International Corporation (the “Company”) and three of its domestic subsidiaries (the “Guarantors”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Whitebox Advisors LLC, as representative of certain of its affiliated funds (collectively, the “Purchasers”), relating to the issuance and sale of (i) 2,917,834 shares of the Company’s common stock (the “Shares”) and warrants to purchase 729,459 shares of the Company’s common stock, as further described below (the “Warrants”), for an aggregate purchase price of $12,500,000 and (ii) $12,500,000 aggregate principal amount of the Company’s 6.5% convertible notes (the “Notes” and together with the Shares and the Warrants, the “Securities”). The Company closed the sale of the Shares and Warrants on February 28, 2014, and it closed the sale of the Notes on March 3, 2014.

Pursuant to the Purchase Agreement, the Company also granted the Purchasers a 90-day option (the “Purchasers’ Option”) to purchase up to $30,000,000 of additional Securities on the same terms as the initial Securities. To the extent the issuance of additional Securities would result in the issuance of over 20% of the Company’s outstanding common stock, such issuance will be subject to the receipt of stockholder approval in accordance with applicable New York Stock Exchange rules. The Purchasers’ Option may be extended in connection with the receipt of stockholder approval at the Company’s 2014 annual meeting, in certain circumstances.

In addition, if the closing price of the Company’s common stock exceeds $5.00 per share on any day within 30 days of March 3, 2014, the Company has the option (the “Company’s Option”) under the Purchase Agreement to sell up to an additional $5,000,000 of Notes; however, any such exercise would reduce the Purchasers’ Option by an equal amount.

The Securities were offered and sold to the Purchasers in a private placement exempt from the registration requirements of the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(a)(2) because the issuance of the Securities did not involve a public offering.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Company and the Guarantors have agreed to indemnify the Purchasers against certain liabilities, including liabilities under the Securities Act.

Indenture and Notes

The Notes were issued pursuant to an indenture, dated as of March 3, 2014 (the “Indenture”), among the Company, the Guarantors and Wilmington Savings Fund Society, FSB, as trustee (the “Trustee”). The Notes are the Company’s general unsecured and unsubordinated obligations. The Notes rank equally in right of payment with all of the Company’s existing and future unsubordinated indebtedness and senior in right of payment to any of the Company’s future indebtedness that is expressly subordinated to the Notes.

The Notes will mature one day following the earlier of (i) November 30, 2017 and (ii) 91 days prior to the maturity date of the Company’s outstanding 5.5% convertible senior notes due 2016 and the Company’s 11.5% convertible bonds due 2016, if such securities have not been converted, cancelled or extinguished prior to such date or extended or refinanced in full prior to such date with a resulting maturity date not earlier than March 1, 2018. Interest is payable on the Notes on each March 1, June 1, September 1 and December 1, commencing on June 1, 2014. The notes are subject to customary events of default.

Holders may convert their Notes at any time prior to the close of business on the business day immediately preceding the maturity date. The conversion rate for the Notes is initially 214.5002 shares of the Company’s common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $4.662 per share of the Company’s common stock), subject to certain anti-dilution adjustments as provided in the Indenture.

Warrant Agreement

In connection with the entrance into the Purchase Agreement, on February 28, 2014, the Company entered into a Warrant Agreement for the Purchase of Common Stock (the “Warrant Agreement”) with the Purchasers, pursuant to which the Company issued the Warrants to the Purchasers. The Warrants have an exercise price of $5.292 per share. The Warrants expire on February 28, 2019 and are subject to customary anti-dilution provisions. The Warrant Agreement includes a cashless exercise provision entitling the Purchasers to surrender a portion of the underlying common stock that has a value equal to the aggregate exercise price in lieu of paying cash upon exercise of a Warrant.

Registration Rights Agreement

In connection with the issuance and sale of the Securities, the Company entered into a registration rights agreement with the Purchasers, dated February 28, 2014 (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, the Company has agreed to file a shelf registration statement with the Securities and Exchange Commission for the resale of each series of the Securities (the “Registration Statement”) and to use commercially reasonable efforts to cause the Registration Statement to become effective within 60 days after February 28, 2014.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Notes set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 regarding the sale of (i) the Shares, (ii) the Warrants and the potential issuance of the Company’s common stock upon conversion of the Warrants and (iii) the potential issuance of the Company’s common stock upon conversion of the Notes is incorporated by reference into this Item 3.02.

Top of the Form

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endeavour International Corporation

March 6, 2014	By:	/s/ Catherine L. Stubbs

Name: Catherine L. Stubbs
Title: Senior Vice President, Chief Financial Officer